Exhibit 99.1

Cherokee International Announces Appointment of J. Michal Conaway to Its Board of Directors

TUSTIN, Calif.--(BUSINESS WIRE)--Cherokee International Corporation (NASDAQ: CHRK), a leading designer and manufacturer of power supplies, today announced the appointment of J. Michal Conaway to its Board of Directors effective April 8, 2008. Mr. Conaway fills a vacancy on the Board caused by the resignation on October 29, 2007, of Vincent Cebula of Oaktree Capital Management.

Mr. Conaway is currently founder and CEO of Peregrine Group, LLC, of Newport Beach, California, and provides advisory services to CEOs, corporate directors, owners and principal shareholders. His advisory experience includes corporate governance; mergers, acquisitions and divestitures; strategic, tactical and financial planning; new venture analysis and start-up; business line and market expansion; redirection; downsizing; capital market transactions; investor relations; and organizational and management development. Mr. Conaway’s industry experience encompasses engineering & construction, environmental, healthcare, insurance, manufacturing, mining, real estate development, technology and software, telecom, venture capital and private equity.

Mr. Conaway currently serves on the board of directors for Quanta Services, Inc.; is a member of the advisory committee for Brinderson, L.P.; is audit committee chairman and serves on the compensation committee for Elgin National Industries; and serves as audit committee chairman and member of the finance committee for Enterra Holdings Ltd.

Mr. Conaway has held senior corporate executive, senior vice president and chief financial officer positions with NYSE and NASDAQ companies including IMS Health, Inc., Cognizant Technology Solutions and Fluor Corporation. Mr. Conaway has an MBA from Pepperdine University, Graduate School of Business & Management, and a BBA/BS in Accounting from Abilene Christian University.

“We are very pleased that Michal Conaway has accepted our invitation to serve as an independent director on our Board of Directors,” said Jeffrey M. Frank, Cherokee’s President and Chief Executive Officer. “With Michal’s vast strategic, tactical and financial expertise, we look forward to his contributions in helping direct Cherokee as we strive to further strengthen and grow the company.”

About Cherokee International

Cherokee International designs, manufactures and markets high-reliability custom and standard switch-mode power supplies for datacom, telecom, medical and process-control applications. With advanced manufacturing facilities and engineering expertise located worldwide, Cherokee applies a customer-focused approach to provide high-reliability power products to manufacturers, reducing time to market. As the leading provider of custom-designed power sources, Cherokee also delivers a complete range of standard and modified-standard AC/DC power supplies, AC/DC rectifiers and power shelves, and DC/DC converters. Cherokee International headquarters are at 2841 Dow Ave, Tustin, California 92780 and can be reached at 714 544 6665. European operations are at Boulevard de l’Europe 131, 1301 Wavre, Belgium and can be reached at +32 10 438 510. Cherokee International (China) Power Supply Ltd. is located at 1353 Chenqiao Road, Shanghia Fengpu Industrial Park Shanghai, 201401 China and can be reached at 021 6710 8910. Additional information about the Company and its products is available at http://www.cherokeepwr.com.

CONTACT:
Cherokee International Corporation
Lin Fox, Chief Financial Officer, 714-508-2043
lin.fox@cherokeepwr.com
or
Ann Jones, Investor Relations
714-508-2088 or 714-227-0391
info@cherokeepwr.com